Exhibit 11.1



                                   COMPETITIVE TECHNOLOGIES, INC.
                          Schedule of Computation of Earnings Per Share
                                        (Unaudited)

                                      Nine months               Three months
                                    ended April 30,           ended April 30,
                                   2001         2000        2001          2000
Net income (loss) applicable
  to common stock:

Basic and diluted             $ (794,205)  $   867,759  $(1,103,268)  $   580,100
  Weighted average number
  of common shares
  outstanding                  6,161,868     6,043,586    6,120,677     6,120,254
Adjustments for assumed
    exercise of:
      Stock options               53,055*      100,011       56,219*      242,534
      Stock warrants                  --         2,093           --         6,372
Weighted average number
    of common shares
    outstanding and
    dilutive securities        6,214,923     6,145,690    6,176,896     6,369,160

Net income (loss) per
  share of common stock:
     Basic and diluted        $    (0.13)  $      0.14  $     (0.18)  $      0.09

*Anti-dilutive.


These calculations are submitted in accordance with Regulation S-K item 601 (b) (11) which differs from the requirements of paragraph 13 of Statement of Financial Accounting Standards No. 128 because they produce an anti-dilutive result.